SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                  FORM 8-K


                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                                February 16, 1995


                                LOGICON, INC.


                                  DELAWARE
       (State or other jurisdiction of incorporation or organization)


              1-7777                                  95-2126773
      (Commission File Number)                        (IRS Employer
                                                identification number)



            3701 Skypark Drive, Torrance, California  90505-4794
            (Address of principal executive offices)  (Zip Code)


                               (310) 373-0220
             Registrant's telephone number, including area code

Item 2. Acquisition or Disposition of Assets

          (a) On February 16, 1995, Logicon, Inc., a Delaware corporation and the Registrant, acquired all of the outstanding stock of Syscon Corporation, a District of Columbia corporation, located at 8110 Gatehouse Road, Falls Church, VA 22042, which operated as an indirectly wholly-owned subsidiary of Harnischfeger Industries, Inc., a Delaware corporation, for a purchase price of $45 million in cash.

          (b) The acquisition will be accounted for as a purchase and will be paid for using Logicon's available working capital balances. Syscon Corporation will operate as a wholly-owned subsidiary of Logicon, Inc.

Item 7. Financial Statements, Pro Forma Financial Information and
Exhibits

          (a)  Financial statements of businesses acquired.


                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
          and Shareholder of Syscon Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Syscon Corporation and its subsidiaries ("Syscon") at October 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1994, in conformity with generally accepted accounting principles.
These financial statements are the responsibility of Syscon's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As more fully explained in Note 8, Logicon, Inc. has acquired 100% of Syscon's outstanding common stock. The accompanying financial statements do not reflect any purchase accounting adjustments that may result from this purchase.


PRICE WATERHOUSE LLP

Washington, D.C.
December 8, 1994, except as to Note 8,
 which is as of February 24, 1995.

              SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
              (a Subsidiary of Harnischfeger Industries, Inc.)

                Statement of Operations and Retained Earnings
                        (Dollar amounts in thousands)



                                                    Year Ended October 31,
                                                 --------------------------
                                                   1994      1993      1992


Sales                                          $132,260  $137,829  $135,322
                                                -------   -------   -------

Operating costs and expenses                    112,059   114,938   112,001
Selling, general and
 administrative expenses                         17,799    14,147    15,151
HII management fee                                2,645     2,757     2,706
Goodwill amortization                             2,535     2,535     2,535
                                                -------   -------   -------

Operating (loss) income                          -2,778     3,452     2,929

Interest income,
 primarily from HII                               1,315       836       606
                                                -------   -------   -------
(Loss) income before provision
 for income taxes                                -1,463     4,288     3,535
Provision for income taxes                          434     2,693     2,473
                                                -------   -------   -------
Net (loss) income                                -1,897     1,595     1,062
Retained earnings, beginning of year             16,457    14,862    13,800
                                                -------   -------   -------
Retained earnings, end of year                  $14,560   $16,457   $14,862
                                                =======   =======   =======


The accompanying notes are an integral part of the financial statements.

              SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
              (a Subsidiary of Harnischfeger Industries, Inc.)

                                Balance Sheet
                        (Dollar amounts in thousands)


                                                       October 31,
                                                    ------------------

                                                   1994           1993

ASSETS
   Current assets
     Cash and cash equivalents                  $   713        $   471
     Contract receivables                        27,819         38,604
     Other current assets                         2,284          3,718
                                                -------        -------
                                                 30,816         42,793
                                                -------        -------
   Receivable from HII - net                     43,563         32,944
                                                -------        -------
   Property and equipment
     Land and buildings                           2,505          2,833
     Leasehold improvements                       1,191          2,258
     Furniture and equipment                     10,626         16,869
                                                -------        -------
                                                 14,322         21,960
     Accumulated depreciation                    -9,190        -14,409
                                                -------        -------
                                                  5,132          7,551
                                                -------        -------
   Goodwill                                      43,054         45,589
   Other assets                                   1,876          1,337
                                                -------        -------
   Total assets                                $124,441       $130,214
                                                =======        =======



The accompanying notes are an integral part of the financial statements.

              SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
              (a Subsidiary of Harnischfeger Industries, Inc.)

                                Balance Sheet
                        (Dollar amounts in thousands)


                                                       October 31,
                                                    ------------------
                                                   1994           1993


LIABILITIES AND SHAREHOLDER'S EQUITY

   Current liabilities
     Trade accounts payable                    $  2,424       $  3,222
     Employee compensation and benefits           9,021          9,612
     Deferred income taxes                          556          2,649
     Other accrued liabilities                    1,552          1,821
                                                -------        -------
                                                 13,553         17,304
   Non-current liabilities
     Deferred income taxes                        2,428          2,553
                                                -------        -------

   Total liabilities                             15,981         19,857
                                                -------        -------

   Shareholder's equity
     Common stock (par value, $.05 per share
      1,000 shares authorized, 1,000 shares
      issued and outstanding)                         1              1
     Capital in excess of par value              93,899         93,899
     Retained earnings                           14,560         16,457
                                                -------        -------
   Total shareholder's equity                   108,460        110,357
                                                -------        -------
     Commitments and contingencies

Total liabilities and shareholder's equity     $124,441       $130,214
                                                =======        =======

The accompanying notes are an integral part of the financial statements.

              SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
              (a Subsidiary of Harnischfeger Industries, Inc.)

                           Statement of Cash Flows
                        (Dollar amounts in thousands)

                                                    Year Ended October 31,
                                                   -----------------------
                                                   1994      1993     1992


Cash flows from operating activities:
   Net (loss) income                            $-1,897   $ 1,595  $ 1,062
    Add (deduct) items not affecting cash:
     Depreciation                                 1,876     2,092    2,268
     Amortization                                 2,535     2,535    2,535
     Loss on dispositions of property
      and equipment                               1,276        79      150
     Deferred income taxes                       -2,218     1,169   -2,396

   Changes in working capital:
     Decrease in receivables from HII             4,681     4,393    7,160
     Decrease (increase) in contract
      receivables                                10,785    -4,769   11,909
     Decrease (increase) in other
      current assets                              1,434     1,209      -20
     (Decrease) increase in trade
      accounts payable                             -798      -118      362
     (Decrease) increase in employee
      compensation and benefits                    -591       112    3,567
     Decrease (increase) in other
      accrued liabilities                          -269      -750      465
                                                 ------    ------  -------
   Net cash provided by operating activities     16,814     7,547   27,062
                                                 ------    ------  -------
   Cash flows from investing activities:
     Additions to property and
      equipment and other assets                 -1,540    -3,373   -1,857
     Proceeds from sale of property
      and equipment                                 268         0        0
     Purchase of remaining 30% interest
      in joint venture                                0         0     -275
                                                 ------    ------   ------
   Net cash used in investing activities         -1,272    -3,373   -2,132
                                                 ------    ------   ------
Cash flows from financing activities:
   Cash remitted to HII                         -15,300    -6,525  -24,350
                                                 ------    ------   -------
   Increase (decrease) in cash and
    cash equivalents                                242    -2,351      580

   Cash and cash equivalents at
    beginning of year                               471     2,822    2,242
                                                 ------    ------   ------
Cash and cash equivalents at end of year        $   713   $   471  $ 2,822
                                                 ======    ======   ======

The accompanying notes are an integral part of the financial statements.

              SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
              (a Subsidiary of Harnischfeger Industries, Inc.)

                        Notes to Financial Statements
          (Dollar amounts in thousands unless otherwise indicated)



NOTE 1 - Significant Accounting Policies

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION - SYSCON Corporation ("Syscon") is engaged principally in the business of providing systems development, systems integration, and systems services to the United States Government and commercial enterprises. Syscon is a wholly-owned subsidiary of HIHC, Inc. ("HIHC"), which is a wholly-owned subsidiary of Harnischfeger Industries, Inc. ("HII") (See Note 8). The consolidated financial statements include the accounts of all Syscon subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION - Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time-and-materials contracts is recognized based upon hours incurred extended at contract rates. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses are recognized as soon as they become known.

OPERATING COSTS AND EXPENSES - Operating costs and expenses include direct and indirect costs of services and products provided.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Buildings are depreciated on a straight-line basis over their estimated useful lives of 20 to 30 years. Furniture and equipment are depreciated by the straight-line and double-declining balance methods over their estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the terms of the related leases using the straight-line method.

CASH EQUIVALENTS - Syscon considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

GOODWILL - Goodwill represents the excess of the purchase price paid by HII in December, 1986 over the estimated fair value of identifiable net assets at the date of acquisition. Fair values were assigned based on appraisals, evaluations, estimations and other studies. Syscon is amortizing goodwill on a straight-line basis over a twenty-five year period. Accumulated amortization was $19,672 and $17,137 at October 31, 1994 and 1993, respectively. Syscon periodically assesses the carrying value of goodwill. Such assessments include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the goodwill to the net carrying value of goodwill.
To date, such assessments have not resulted in recognition of an impairment loss.

INCOME TAXES - Since its acquisition, Syscon has been included in HII's consolidated tax return. In accordance with the intercompany tax allocation policy with HII, the consolidated income tax liability has generally been allocated to Syscon as if Syscon filed separate income tax returns. Syscon has recorded Federal taxes payable as amounts due to HII.

Provisions for income taxes recognize the tax effect of all transactions entering into the determination of net income for financial reporting purposes, irrespective of when such transactions are reported for tax purposes. Temporary differences relate primarily to depreciation, differences in revenue recognition, and certain provisions, primarily employee benefit related items. Syscon has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), through retroactive restatement of prior years' results. The effect of the adoption of FAS 109 was not significant.

INDEPENDENT RESEARCH AND DEVELOPMENT EXPENSES - Independent research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $490, $638 and $971 in 1994, 1993 and 1992, respectively, and are included in Selling, General and Administrative expenses.

NOTE 2 - Contract Receivables

Contract receivables at October 31 consisted of the following:

                                                   1994           1993

Billed receivables                              $14,807        $20,070

Unbilled receivables:
   Amounts currently billable                     7,897          7,804
   Fixed-price contracts in progress,
    billable upon milestones/completion           1,354          3,121
   Retainages billable upon contract
    completion                                    3,936          4,517
   Amounts billable upon execution of
    contractual documents                           268          2,165
   Amounts billable upon contractual
    modification                                  1,807          2,994
   Amounts billable upon approval of
    actual billing rates                            547            620
   Allowance for doubtful accounts
    and contract losses                          -2,797         -2,687
                                                 ------         ------
                                                $27,819        $38,604
                                                 ======         ======

Subsequent to year-end, contractual documents have been executed or are being negotiated for $228 of the October 31, 1994 amounts reported as "Amounts billable upon execution of contractual documents" and "Amounts billable upon contractual modification". Approximately $1,252 of the "Retainages billable upon contract completion" at October 31, 1994 should be collected within one year.

Revenues derived from Syscon's principal customer, the U.S. Government, account for approximately 95% of total revenue.

NOTE 3 - Income Taxes

The provision for income taxes for the years ended October 31 consisted of the following:

                                                   1994      1993      1992

Current provision:
   Federal                                       $2,264    $1,136    $4,031
   State                                            386       388       838
                                                  -----     -----     -----
                                                  2,650     1,524     4,869
                                                  -----     -----     -----
Deferred provision (benefit):
   Federal                                       -1,920     1,011    -2,102
   State                                           -296       158      -294
                                                  -----     -----     -----
                                                 -2,216     1,169    -2,396
                                                  -----     -----     -----
Provision for income taxes                       $  434    $2,693    $2,473
                                                  =====     =====     =====

A reconciliation of the Federal statutory tax rate to the consolidated effective tax rate for the years ended October 31 follows:

                                                   1994      1993      1992

Federal statutory tax rate                         35.0%     34.0%    34.0%
Nondeductible goodwill amortization               -60.6      20.6     24.4
State taxes, net of federal benefit                -4.1       8.3     10.2
R&D credits utilized                                0.0      -1.4     -3.4
Other items - net                                   0.0       1.3      4.8
                                                  -----     -----     -----
Consolidated effective income tax rate            -29.7%     62.8%    70.0%
                                                  =====     =====     =====

Deferred income taxes are provided for temporary differences between book and tax basis of Syscon's assets and liabilities. The following table summarizes the temporary differences comprising the current deferred tax liability:
                                                   1994           1993

Differences in revenue recognition
   for book and tax purposes                     $1,834         $3,801
Employee benefit related items                   -1,278         -1,152
                                                  -----          -----
Total deferred income taxes - current            $  556         $2,649
                                                  =====          =====
The temporary differences comprising non-current deferred income taxes were as follows:
                                                   1994           1993

Tax depreciation in excess of book expense       $1,559         $1,785
Tax R&D credit carryovers                          -801           -906
Limited partnership distributions                 1,119          1,023
Other                                               551            651
                                                  -----          -----
Total deferred income taxes - non current        $2,428         $2,553
                                                  =====          =====

Income taxes paid to HII and to various states were $2,689, $1,988 and $4,354 in 1994, 1993 and 1992, respectively.

NOTE 4 - Employee Benefit Plans

Syscon has a qualified profit sharing plan and a qualified employee stock bonus plan, both of which are defined contribution plans and cover approximately 68% of its employees. Contributions to the plans are determined by Syscon's Board of Directors. For the years ended October 31, 1994, 1993 and 1992, Syscon provided $1,561, $2,119 and $2,136 for the profit sharing plan and $2,066, $2,119 and $2,136 for the employee stock bonus plan, respectively.

Syscon is a participant in the HII 401(k) savings plan. All employees may participate by contributing 1% to 20% of their compensation. Approximately 100 employees receive employer contributions based upon contract award fees received, not to exceed 3% of the participating employee's gross wages. For the years ended October 31, 1994, 1993 and 1992, Syscon provided $129, $111 and $108 for the 401(k) plan, respectively.

Syscon does not provide postretirement health care and life insurance benefits to its employees.

Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (FAS 112), must be adopted for the fiscal year beginning November 1, 1994. Syscon has not yet completed its analysis of the effect of implementing FAS 112, but it is anticipated that the impact on Syscon's result of operations and financial position will not be material.

NOTE 5 - Operating Leases

Syscon leases certain office space as well as reproduction and other equipment. Certain of the leases have renewal options at competitive rates and provisions requiring Syscon to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed.

Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $4,937, $5,615 and $5,983 in 1994, 1993 and 1992,
respectively.

At October 31, 1994, the future payments for all operating leases with remaining lease terms in excess of one year and excluding maintenance, taxes and insurance, were as follows:

                       Fiscal Year:
                         1995. . . . . . . . . $3,371
                         1996. . . . . . . . . .2,608
                         1997. . . . . . . . . .2,160
                         1998. . . . . . . . . .1,349
                         1999. . . . . . . . . . .858
                      Thereafter . . . . . . . .4,114

Syscon has interests in three limited partnerships, accounted for under the cost method, for ownership of buildings. Syscon shares in profits; however, losses are limited to its investments, which are carried at zero for financial reporting purposes.

Syscon has recently restructured a portion of its operations, has severed employees and reduced its operations at certain field offices. In connection with these reductions in personnel, Syscon has fully reserved the costs related to reducing its leased office space at certain locations. The total reserve at October 31, 1994 amounted to $550.

NOTE 6 - Commitments and Contingencies

Syscon is a party to litigation matters and claims which are normal in the course of its operations and, while the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a materially adverse effect on Syscon's consolidated financial position or results of operations.

As a contractor with various agencies of the U.S. Government, principally the Department of Defense, Syscon is subject to strict procurement regulations, with non-compliance found by any one agency possibly resulting in fines, penalties, debarment or suspension from receiving additional contracts with some or all agencies. In July 1993, the U.S. Air Force rescinded a contract with Syscon for procurement of database machines for an estimated value of $71,000. As a result of internal reviews conducted by both HII and Syscon attorneys in connection with a post-award protest of the contract by another bidder, Syscon determined that evidence exists to indicate that an inaccurate certificate of compliance of the equipment proposed in connection with the contract may have been submitted. Syscon has been accepted into the Government's voluntary disclosure program. Historically, contractors accepted into this program have generally not been subjected to suspension or debarment from future contracting with the Government. The Government investigation of this matter is ongoing, but based on the facts known to date, management believes that the final outcome of the matter will not have a materially adverse effect on Syscon's consolidated financial position or results of operations.

Substantially all payments to Syscon on U.S. Government contracts and subcontracts are provisional payments which are subject to adjustments upon audit by the Defense Contract Audit Agency (DCAA). Audits through 1991 have been completed and final rates established. The audit years 1992 through 1994 continue to be under review by DCAA. In the opinion of management, resulting audit findings, if any, will not have a materially adverse effect on Syscon's consolidated financial position or results of operations.

On May 19, 1993, a subsidiary of a former corporate affiliate of Syscon instituted an action in Canada against a customer for breach of contract and for collection of amounts due. From 1990 to 1992, Syscon provided services to the customer as a subcontractor of the former affiliate and later in the project as a direct contractor to the customer. On January 13, 1994, the customer provided Syscon and its former affiliate with a draft statement of claim jointly against Syscon and its former affiliate for damages for breach of contract arising from the same project. The customer has not instituted legal proceedings based on its draft statement of claim and the parties are currently engaged in settlement negotiations. HII will indemnify Syscon for any losses that it might incur with respect to this matter in excess of the amount of Syscon's accounts receivable. However, Syscon is obligated to cover one-half of all costs incurred in the defense of this matter and to provide technical support at its own expense. Management believes that the ultimate resolution of these matters will not have a materially adverse effect on Syscon's financial position or results of operations.

NOTE 7 - Transactions with Affiliated Companies

Syscon and HII have entered into a management arrangement whereby Syscon is provided with certain services including, but not limited to, matters of organization and administration, cash management, labor relations, ERISA, relations with the general public and governmental authorities, financial policies and practices, taxation and legal affairs. Syscon is charged a fee equal to 2% of Syscon's consolidated net sales for these services. Management believes that the management fee charged is reasonable in light of the level of services provided by HII. Interest income on intercompany receivables is paid at the 13-week treasury bill rate.

Transactions with HII and affiliated companies for the years ending October 31, were as follows:

                                                1994      1993      1992

Sales                                        $ 1,028   $ 3,043   $ 3,296
Receivables                                   43,563    32,944    30,812
Management fee                                 2,645     2,757     2,706
Interest income                                1,289       822       577


NOTE 8 - Subsequent Event

Subsequent to year end, HII decided to terminate its plan to spin-off Syscon and on February 16, 1995, Logicon, Inc. purchased 100% of the outstanding stock of Syscon from HII for $45,000. As a result of this transaction, Syscon has become a wholly-owned subsidiary of Logicon.

                    REPORT OF INDEPENDENT ACCOUNTANTS
                     ON FINANCIAL STATEMENT SCHEDULES




To the Board of Directors
   and Shareholder of Syscon Corporation



Our audits of the consolidated financial statements of Syscon Corporation referred to in our report dated December 8, 1994, except as to Note 8, which is as of February 24, 1995, appearing on page 2 of this Current Report on Form 8-K also included an audit of the Financial Statement Schedules appearing on pages 14 and 15 of this Current Report on Form 8-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




PRICE WAREHOUSE LLP

Washington, D.C.
December 8, 1994

             SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
             (a Subsidiary of Harnischfeger Industries, Inc.)


    Schedule IV - Indebtedness of and to Related Parties - Not Current
                      (Dollar amounts in thousands)








                               Balance at                        Balance at
                                 Beginning                           End
Debtor                            of Year  Additions  Deductions   of Year
- -------------------------------------------------------------------------

Harnischfeger Industries, Inc.
For the year ended October 31,

              1994                $32,944   $15,300      $4,681   $43,563

              1993                $30,812   $ 6,525      $4,393   $32,944

              1992                $13,622   $24,350      $7,160   $30,812



The above schedule represents the transactions that have affected the intercompany balance between Syscon Corporation and Harnischfeger Industries, Inc. ("HII") for the last three fiscal years. Additions represent net cash remitted to HII and Deductions represent net intercompany charges, federal tax provisions and other items paid by HII on Syscon's behalf. The intercompany balance is due on demand and accrues interest on the daily balance at the 13 week treasury bill yield.

             SYSCON CORPORATION AND CONSOLIDATED SUBSIDIARIES
             (a Subsidiary of Harnischfeger Industries, Inc.)


            Schedule VIII - Valuation and Qualifying Accounts
                      (Dollar amounts in thousands)




                               Balance at  Additions             Balance at
                                 Beginning   Charged  Deductions     End
Classification                    of Year to Expenses     (1)     of Year
- -------------------------------------------------------------------------

Allowances deducted in balance
sheet from accounts receivable
for possible contract losses
and doubtful accounts:

For the year ended October 31,

              1994               $2,687       $730       $620      $2,797

              1993               $2,890       $  0       $203      $2,687

              1992               $2,774       $303       $187      $2,890


(1) Represents write-off of bad debts, net of recoveries.



   (b)  Pro forma financial information.

The unaudited pro forma condensed combined statement of income of Logicon, Inc. (Logicon) and Syscon Corporation (Syscon) for the most recent nine month period and for the most recent fiscal year reflect adjustments as if the transaction had occurred on April 1, 1993. The unaudited pro forma condensed combined balance sheet is presented as if the transaction had been consummated as of the end of Logicon's third fiscal quarter. The acquisition has been accounted for using the purchase method.

The unaudited pro forma condensed combined financial statements reflect Logicon's allocation of the purchase price including transaction costs of approximately $45.3 million to the assets and liabilities of Syscon based upon Logicon's current estimates of the relative values of the assets acquired and liabilities assumed. The final allocation of the purchase price may vary as additional information is obtained, and, accordingly, the ultimate allocations may differ from those used in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical financial statements and related notes of Syscon, appearing in answer to Item 7(a) of this form 8-K and the historical financial statements, related notes and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" of Logicon previously filed with the Securities and Exchange Commission. The pro forma information is not necessarily indicative of the results that would have been reported had the acquisition actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined Company.



                   LOGICON, INC. AND SYSCON CORPORATION
       PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (Unaudited)
                         Nine-Month Period Ended
         (Dollars and shares in thousands, except per share data)


                                             1/31/95
                                12/31/94    SYSCON      Pro Forma
                                  Logicon    Note 2   Adjustments Combined
                               Historical  Historical    Note 1  Pro Forma
- -------------------------------------------------------------------------

Revenues and interest            $236,569   $93,127   -$1,522(a)  $326,800
                                                       -1,374(b)
Costs of services & systems       193,662    78,092                271,754
Selling and administrative
 expenses                          20,784    13,094                 33,878
HII management fee                            1,834    -1,834(c)         0
Amortization of goodwill                      1,902    -1,902(d)       850
                                                          850(e)
                                  -------    ------     -----      -------
Income before taxes on income      22,123    -1,795       -10       20,318
Provision for taxes on income       8,938        53      -439(f)     8,552
                                  -------    ------     -----      -------
Net income                        $13,185   -$1,848      $429      $11,766
                                   ======     =====     =====      =======
Earnings per share of
 common stock:                      $1.85                            $1.65
                                    =====                            =====
Average number of common
 shares, including common
 stock equivalents                  7,139                            7,139
- -------------------------           =====                            =====

Note 1 - Pro forma adjustments to nine month period (Dollars in thousands)
     (a) To reflect a reduction in interest income from the use of $45,300, in cash, for the purchase price plus transaction costs to acquire Syscon Corporation.

     (b) To eliminate interest income paid to Syscon by its former parent, Harnischfeger Industries, Inc. (HII).

     (c) To eliminate management fees charged to Syscon by its former parent HII.

     (d) To eliminate amortization of goodwill charged to Syscon by its former parent HII.

     (e) To reflect nine months amortization of goodwill of $22,667 over a twenty year period. This amount represents the current estimate of the excess of purchase price over the relative values of the assets acquired and liabilities assumed.

     (f) To reflect the income tax effect of pro forma adjustments calculated at applicable federal and state statutory rates.

Note 2 - Historical results of operations of Syscon Corporation for the nine month period include certain pre-tax non-recurring items as follows:

          Severance pay                                   $  800
          Expenses to pursue international
           business opportunity                            1,064
          Write off of management information
           system capitalized software                       688
          Facility relocation                                550
                                                           -----
                                                          $3,102
                                                           =====

Had these non-recurring items not been included in the nine month pro forma financial statements, pro forma earnings per share would have been $1.91.

                   LOGICON, INC. AND SYSCON CORPORATION
       PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (Unaudited)
                                Year Ended
         (Dollars and shares in thousands, except per share data)

                                  3/31/94   1/31/94  Pro Forma
                                  Logicon    SYSCON Adjustments   Combined
                               Historical  Historical  Note 3     Pro Forma
- -------------------------------------------------------------------------

Revenues and interest            $320,192  $140,530   -$1,450(a)  $458,411
                                                         -861(b)
Costs of services & systems       258,165   116,887                375,052
Selling and administrative
 expenses                          27,511    14,022                 41,533
HII management fee                            2,794    -2,794(c)         0
Amortization of goodwill                      2,535    -2,535(d)     1,133
                                                        1,133(e)
                                  -------   -------    ------      -------
Income before taxes on income      34,516     4,292     1,885       40,693
Provision for taxes on income      14,109     2,735       263(f)    17,107
                                  -------   -------    ------      -------
Income before cumulative effect
 of a change in accounting
 principle                         20,407     1,557     1,622       23,586
Cumulative effect, on prior
 years, of change in accounting
 for taxes on income                  635                              635
                                  -------   -------    ------      -------
Net income                        $21,042    $1,557    $1,622      $24,221
                                  =======   =======    ======      =======
Earnings per share of
 common stock:
Before cumulative effect of
 a change in accounting
 principle                          $2.72                            $3.15
Cumulative effect, on prior
 years, of change in accounting
for taxes on income                  0.08                             0.08
                                    -----                            -----
Net income                          $2.80                            $3.23
                                    =====                            =====
Average number of common
 shares, including common
 stock equivalents                  7,502                            7,502
                                    =====                            =====

Note 3 - Pro forma adjustments to annual period (Dollars in thousands)

     (a) To reflect a reduction in interest income from the use of $45,300, in cash, for the purchase price including transaction costs to acquire Syscon Corporation.

     (b) To eliminate interest income paid to Syscon by its former parent Harnischfeger Industries, Inc. (HII).

     (c) To eliminate management fees charged to Syscon by its former parent HII.
     (d) To eliminate amortization of goodwill charged to Syscon by its former parent HII.

     (e) To reflect the amortization of goodwill of $22,667 over a twenty year period. This amount represents the current estimate of the excess of purchase price over the relative values of the assets acquired and liabilities assumed.

     (f) To reflect the income tax effect of pro forma adjustments calculated at applicable federal and state statutory rates.

                   LOGICON, INC. AND SYSCON CORPORATION
          PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
                          (Dollars in thousands)

                                 12/31/94    1/31/95   Pro Forma
                                 Logicon     SYSCON   Adjustments   Combined
                                Historical Historical   Note 4       Pro Forma
- -------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents      $40,968   $   471  -$25,600(a)    $16,586
                                                          747(b)
   Marketable securities           29,173             -19,700(a)     9,473
   Accounts receivable             35,730    27,257                 62,987
   Prepaid expenses                 1,479       360                  1,839
   Deferred income
    tax benefits                    6,831              -1,211(c)     5,620
                                  -------    ------    ------       -------
     Total current assets         114,181    28,088   -45,764       96,505
Equipment and leasehold
 improvements, net                  5,205     4,907                 10,112
Receivable from HII - net                       747      -747(b)         0
Excess of purchase price
 over net assets of business
 acquired, net of accumulated
 amortization                       6,190    42,419   -42,419(d)    28,857
                                                       22,667(d)
Other assets                                  1,203                  1,203
                                  -------    ------    ------      -------
                                 $125,576   $77,364  -$66,263     $136,677
                                  =======    ======    ======      =======
Current liabilities:
   Accounts payable & other
    accrued liabilities            $5,155    $3,258                 $8,413
   Accrued salaries, wages
    and employee benefits          17,912     6,288                 24,200
   Deferred income taxes                        556      -556(c)         0
   Estimated taxes on income        1,280      -218       551(c)     1,613
                                  -------    ------    ------      -------
    Total current liabilities      24,347     9,884        -5       34,226

Deferred income taxes                         2,428    -1,206(c)     1,222
Stockholders' equity              101,229    65,052   -45,300(a)   101,229
                                                      -19,752(d)
                                  -------    ------    ------      -------
                                 $125,576   $77,364  -$66,263     $136,677
                                  =======    ======    ======      =======

Note 4 - Pro forma adjustments (Dollars in thousands)

   (a) To reflect the payment of $45,300, in cash for the purchase price plus transaction costs to acquire Syscon Corporation.

   (b) To reflect the payment on February 16, 1995 to Syscon by its former parent, Harnischfeger Industries, Inc. (HII), of HII's intercompany balance.

   (c) To reclassify income taxes payable and deferred tax benefits and liabilities consistent with Logicon's presentation.

   (d) To eliminate goodwill recorded in Syscon's accounts by its former parent HII and to record Logicon's current estimate of the excess of purchase price over the relative values of the assets acquired and liabilities assumed.

(c)  Exhibits.

             Exhibit 2:       Agreement of Acquisition

             Exhibit 23:      Consent of Independent Accountants

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       Logicon, Inc.
                                       (Registrant)




March 2, 1995                            By:  RALPH L. WEBSTER


                                              Ralph L. Webster
                                              Vice President -
                                              Chief Financial Officer

Exhibit 2. AGREEMENT OF ACQUISITION


            This Agreement of Acquisition (this "Agreement") is dated as of the 20th day of January, 1995 by and among Harnischfeger Industries, Inc., a Delaware corporation ("Harnischfeger"), HIHC, Inc., a Delaware corporation ("HIHC") and Logicon, Inc., a Delaware corporation
("Logicon").


                                 WITNESSETH

            WHEREAS, the Boards of Directors of Logicon, Harnischfeger and HIHC deem it advisable and in the best interests of their respective companies and stockholders, that Logicon acquire all of the stock (the "Acquisition") of Harnischfeger's indirect wholly-owned subsidiary, Syscon Corporation, a District of Columbia corporation (together with all of its subsidiaries, "Syscon") from HIHC.

            NOW, THEREFORE, in order to consummate the Acquisition and the transactions contemplated hereby, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:


                                 ARTICLE I

                              THE ACQUISITION

            SECTION 1.1 PURCHASE PRICE. Subject to the provisions of this Agreement, Logicon shall acquire from HIHC all of the Stock of Syscon ("Stock") for Forty-Five Million Dollars ($45,000,000) (the "Purchase Price"), subject to adjustment as provided in Section 1.4 hereof, in currency of the United States.

            SECTION 1.2 CLOSING DATE. The Closing of the Acquisition (the "Closing") shall take place at 10:00 o'clock a.m. Pacific Time at the corporate office of Logicon, Inc., 3701 Skypark Drive, #200, Torrance, CA 90505 on the tenth business day following the date on which all of the respective conditions to the Parties obligations hereunder (other than conditions to be satisfied at the Closing), have been satisfied or waived (the "Closing Date"), or at such other place or time as the Parties may determine by mutual agreement. All matters at the Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed.

            SECTION 1.3 PRE-CLOSING STATEMENT. (a) As soon as practicable Harnischfeger shall cause Syscon to prepare a pre-closing statement (the "Pre-Closing Statement") reflecting the Net Asset Value of Syscon, as defined in (b) below, as of December 31, 1994. The Pre-Closing Statement shall be prepared on a basis consistent with the October 31, 1994 Certified Financial Statements (referred to in Section
3.17 below). There shall be no changes to the asset valuation reserves included in the October 31, 1994 Certified Financial Statements unless the assets subject to such reserves have been converted to cash. To the extent the Net Asset Value as of December 31, 1994 (as reflected on the Pre-Closing Statement) is less than Twenty-One Million Eight Hundred Forty-Three Thousand Dollars ($21,843,000) (the "Stipulated Amount"),
HIHC shall promptly deposit to the account of Syscon as a capital contribution an amount of cash necessary to bring the Net Asset Value up to an amount equal to the Stipulated Amount before the Closing Date.

            (b)  For purposes of this Agreement, the term "Net Asset
Value" shall mean Syscon's total shareholder's equity determined in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the preparation of the October 31, 1994 Certified Financial Statements, adjusted as follows; (a) reduced by goodwill, (b) reduced by any and all receivables from Harnischfeger and
HIHC, and   (c) increased by any and all payables to Harnischfeger and
HIHC.   For purposes of this Agreement and all statements prepared hereunder, the amount owed to Syscon from Harnischfeger shall never exceed the amount shown in the October 31, 1994 Certified Financial Statements of Forty-Three Million Five Hundred Sixty-Three thousand Dollars ($43,563000).

            (c)  As soon as reasonably practicable after the date hereof,
(a) Harnischfeger will pay to Syscon the amount of the intercompany receivable owed by it to Syscon as of the date of such payment, (b) Harnischfeger will advance to Syscon an additional amount of working capital equal to Forty-Three Million Five Hundred Sixty-Three Thousand Dollars ($43,563,000) minus the amount of the receivable payment, which working capital advance (and any subsequent cash advances of working capital) will be recorded as a payable to Harnischfeger, and (c) Syscon will pay Forty-Three Million Five Hundred Sixty-Three Thousand Dollars ($43,563,000) as a dividend to HIHC.

            SECTION 1.4 PURCHASE PRICE ADJUSTMENT. (a) The Purchase Price shall be adjusted in the manner provided in this Section 1.4. Within 45 days after the Closing Date, Logicon shall cause Syscon to prepare and deliver to Harnischfeger a Balance Sheet showing the Net Asset Value of Syscon as of the Closing Date (the "Closing Statement'). The Closing Statement shall be prepared on a basis consistent with the October 31,1994 Certified Financial Statements. There shall be no changes to the asset valuation reserves included in the October 31, 1994 Certified Financial Statements unless the assets subject to such reserves have been converted to cash. The parties agree that the deferred income taxes in the October 31, 1994 Certified Financial Statements may be misstated, but for purposes of this Agreement and preparation of the Pre-closing and Closing Statements, no adjustment will be made to that amount except for adjustments resulting directly from the results of operations for the period November 1, 1994 through Closing. The Closing Statement shall also set forth a calculation of all working capital advanced to Syscon by Harnischfeger or HIHC in the form of cash during the period
after October 31, 1994 through the Closing Date.    During the period
from the Closing Date until the date of delivery of the Closing Statement and during the period of any dispute within the contemplation of Section 1.4(b), Logicon shall cause Syscon to provide Harnischfeger reasonable access to the assets, books, records, facilities and employees of Syscon and shall cause Syscon to cooperate in the normal course of business with Harnischfeger in order to enable it to review the preparation of the Closing Statement.

            (b) (I) Harnischfeger shall have a period of 20 business days after receipt of the Closing Statement to dispute any amounts reflected on the Closing Statement, provided that Harnischfeger shall notify Logicon in writing of each disputed item in reasonable detail and shall specify the amount thereof in dispute within such 20 business day period. If no objections are raised within such 20 business day period, the Closing Statement shall be deemed to be and shall be final, binding, and conclusive on the Parties hereto, and a supplemental closing (the "Supplemental Closing") if necessary, shall take place five business days following the expiration of such 20 business day period, or on such other date as may be mutually agreed upon in writing by Logicon and Harnischfeger. At the Supplemental Closing, (a) if the Net Asset Value at the Closing Date is less than the Stipulated Amount, Harnischfeger (on behalf of HIHC) shall pay Logicon an amount equal to the difference, and
(b) if the Net Asset Value at the Closing Date is greater than the Stipulated Amount, Logicon shall cause Syscon to pay Harnischfeger an amount equal to the difference, provided that the payment pursuant to this Clause (b) shall not exceed the amount of working capital advanced by Harnischfeger during the period after October 31, 1994 through the Closing. Any payment to be made at the Supplemental Closing (the "Post-Closing Adjustment") shall be made in immediately available funds by wire transfer to a bank account designated in writing by the party to receive such payment.

            (ii) In the event of a dispute which cannot be resolved by Logicon and Harnischfeger within 20 days of Harnischfeger's written notice of dispute to Logicon, then the specific matters in dispute shall be submitted to Price Waterhouse for resolution or, if such firm declines to act in such capacity, such other firm of independent public accountants of national reputation mutually acceptable to Logicon and Harnischfeger, (Price Waterhouse or such other accounting firm being herein referred to as the "Independent Accounting Firm"), which firm shall make a final and binding determination as to such matter or matters. If the Parties are unable to agree upon an independent accounting firm 40 days after such notice, the matter in dispute shall be decided by arbitration as provided by Article VIII of this Agreement.
The Independent Accounting Firm shall send its written determination to the Parties and the appropriate Party shall pay the Post-Closing Adjustment, if any, within five business days following the receipt of such determination. The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Logicon, on the one hand, and Harnischfeger and HIHC, on the other hand.

            (iii) The Parties agree to cooperate with each other and each other's authorized representatives and with the Independent
Accounting Firm pursuant to Section 1.4(b)(ii) hereof in order that any and all matters in dispute shall be resolved as soon as practicable.

            (c) Any payment required to be made at the Supplemental Closing shall bear interest from the Closing Date through the date of payment at the publicly announced prime interest rate as published in the Wall Street Journal in effect at the Closing.

            SECTION 1.5 DOCUMENTS TO BE DELIVERED. (a) At the Closing, Harnischfeger and HIHC shall deliver the following documents to Logicon:

            (I) Certificates representing the Stock duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank;

            (ii) Evidence from Harnischfeger that it has secured the resignation or termination of Terrance Bruggeman and Kathleen Van Sleen;

            (iii) The minute books and stock transfer books of Syscon.

            (iv) The certificate required to be delivered pursuant to
            Article III and Section 6.3 hereof;

            (v) An opinion of Counsel to Harnischfeger and HIHC, in substantially the form of Exhibit A attached hereto;

            (vi) A receipt for the Purchase Price;

            (b) At the Closing, Logicon shall deliver to Harnischfeger and HIHC or its designee the following:

            (I) Forty-Five Million Dollars ($45,000,000) to HIHC in immediately available funds by wire transfer to an account designated by Harnischfeger;

            (ii) The certificate required to be delivered pursuant to
            Section 6.2 hereof;

            (iii) An opinion of General Counsel to Logicon, in substantially the form of Exhibit B attached hereto;

            (iv) A receipt for the certificates representing the Stock.


                                 ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF LOGICON

            Logicon hereby makes the following representations and warranties to Harnischfeger and HIHC which representations and warranties are true and correct upon the execution of this Agreement and shall remain true and correct on the Closing Date.

            SECTION 2.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Logicon is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Logicon has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Logicon's Board of Directors. No other corporate proceedings on the part of Logicon are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Logicon and constitutes the legal, valid and binding obligation of Logicon enforceable in accordance with its terms.

            SECTION 2.2 NO VIOLATIONS IN RESPECT OF TRANSACTION. (a) Neither the execution and delivery of this Agreement by Logicon nor the consummation of the transactions contemplated hereby nor compliance by Logicon with any of the provisions hereof will: (I) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Logicon under any of the terms, conditions or provisions of (x) the charter or By-Laws of Logicon, or (y) any note, bond, mortgage, indenture, deed of trust, lease, agreement, lien, contract or other instrument or obligation to which Logicon is a party or to which Logicon, or any of its properties or assets, may be subject or by which Logicon is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 2.2(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Logicon or any of Logicon's properties or assets (except, in the case of clause (ii) above, for such violations, which would not, individually or in the aggregate, have any material adverse effect on the ability of Logicon to consummate the transactions contemplated hereby).

            (b) Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), no filing or registration with, or authorization, consent or approval of, any domestic public body or authority is necessary for the execution, delivery or consummation by Logicon of the transactions contemplated by this Agreement, except for
(I) such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not, individually or in the aggregate, have any material adverse effect on the business, operations, properties, results of operations or financial condition of Logicon and its subsidiaries, taken as a whole, or on the ability of Logicon to consummate the transactions contemplated hereby, and (ii) the Clearances (as defined in Section 5.6), if any.

            SECTION 2.3 LITIGATION. There is no suit, action or proceeding pending against or affecting Logicon or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (a) impair the ability of Logicon to perform its obligations under this Agreement or (b) prevent the consummation of the Acquisition or any other transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or governmental authority or arbitrator outstanding against Logicon or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in clause (a) or (b) above.

            SECTION 2.4 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the transactions contemplated herein based upon arrangements made by or on behalf of Logicon or any of its subsidiaries. Logicon shall indemnify and hold harmless Harnischfeger and its subsidiaries and shareholders against any loss, cost, liability or expense (including reasonable attorneys' fees and costs and the fees and costs of any appeals) arising out of any claim for a fee or commission (as described above) based upon arrangements made by or on behalf of Logicon or any of its subsidiaries.

            SECTION 2.5 INVESTMENT. Logicon acknowledges that the offer and sale of Stock contemplated hereby has not been registered under any federal or state securities law. Logicon is acquiring the Stock for investment purposes and not with a view to distribution. Logicon will not transfer the Stock to any other person except in any transaction which is either registered under federal and any applicable state securities laws or exempt from such registration.


                                ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF HARNISCHFEGER AND HIHC

            Harnischfeger and HIHC hereby make the following representations and warranties to Logicon which representations and warranties are true and correct upon the execution of this Agreement and shall remain true and correct on the Closing Date.

            SECTION 3.1 ORGANIZATION AND QUALIFICATION. Syscon is a corporation organized, validly existing and in good standing under the laws of the District of Columbia and has the requisite corporate power and authority to carry on its business as it is now being conducted.
Each of Syscon's subsidiaries are duly organized and validly existing and in good standing in the State of their incorporation. Syscon and each subsidiary are duly qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of their activities make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations, properties, results of operations or financial condition of Syscon and its subsidiaries taken as a whole (a "Material Adverse Effect'). Copies of the Certificate of Incorporation and By-Laws of Syscon heretofore delivered to Logicon are accurate and complete as of the date hereof. Neither Syscon nor any of its subsidiaries is a general partner of any partnership or a participant in any joint venture other than those disclosed in Schedule 3.1. All Syscon teaming agreements in effect at the signing of this Agreement are disclosed in Schedule 3.1.

            SECTION 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Harnischfeger and HIHC are corporations organized, validly existing and in good standing under the laws of the State of Delaware. Each of Harnischfeger and HIHC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Harnischfeger's and HIHC's Boards of Directors and by Harnischfeger as the sole shareholder of HIHC. No other corporate proceedings on the part of Harnischfeger or HIHC are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Harnischfeger and HIHC and constitutes the legal, valid and binding obligation of each of Harnischfeger and HIHC enforceable in accordance with its terms.

            SECTION 3.3 NO VIOLATIONS IN RESPECT OF TRANSACTION. (a) Except as set forth in Schedule 3.3 to this Agreement, neither the execution and delivery of this Agreement by Harnischfeger and HIHC nor the consummation of the transactions contemplated hereby nor compliance by Harnischfeger and HIHC with any of the provisions hereof will: (I) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Syscon under any of the terms, conditions or provisions of (x) the charter or By-Laws of Harnischfeger, HIHC or Syscon, or (y) any note, bond, mortgage, indenture, deed of trust, lease, agreement, lien, contract or other instrument or obligation to which Harnischfeger, HIHC or Syscon is a party or to which either of them, or any of the properties or assets of Syscon, may be subject or by which Syscon is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 3.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Harnischfeger, HIHC or Syscon or any of Syscon's properties or assets (except, in the case of clause (I) above, for such violations, conflicts, breaches, defaults or failures to obtain consent or approval, which would not, individually or in the aggregate, have a Material Adverse Effect or any Material Adverse Effect on the ability of Harnischfeger and HIHC to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, contract, approval or license currently in effect which would have a Material Adverse Effect.

            (b) Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act, and except as set forth in
Schedule 3.3 to this Agreement, no filing or registration with, or authorization, consent or approval of, any domestic public body or authority is necessary for the execution, delivery or consummation by Harnischfeger and HIHC of the transactions contemplated by this Agreement, except for (I) such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not, individually or in the aggregate, have a Material Adverse Effect or any material adverse effect on the ability of Harnischfeger and HIHC to consummate the transactions contemplated hereby, and (ii) the Clearances, if any.

            SECTION 3.4 CAPITALIZATION. As of the date hereof, (a) the total issued and outstanding shares of HIHC are owned by Harnischfeger and there are no shares subject to options held by employees, directors and/or third Parties, and (b) the total issued and outstanding shares of Syscon are owned by HIHC and there are no shares subject to options held by employees, directors and/or third parties. There are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Syscon of any shares of capital stock of Syscon or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of capital stock of Syscon. All of the outstanding Stock of Syscon has been duly authorized and validly issued and is fully paid and non-assessable and is not subject to, nor was issued in violation of, any preemptive rights.

            SECTION 3.5 BROKERS. Other than Lehman Brothers whose fees and expenses are the sole responsibility of Harnischfeger, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the transactions contemplated herein based upon arrangements made by or on behalf of Harnischfeger or any of its subsidiaries. Harnischfeger shall indemnify and hold harmless Logicon and its subsidiaries and shareholders against any loss, cost, liability or expense (including reasonable attorneys' fees and costs and the fees and costs of any appeals) arising out of any claim for a fee or commission (as described above) based upon arrangements made by or on behalf of Harnischfeger or any of its subsidiaries.

            SECTION 3.6 NO VIOLATION OF LAW. (a) Except as set forth in Schedule 3.6(a) to this Agreement, Syscon is not in violation of, or, to the knowledge of Harnischfeger, HIHC or Syscon, under investigation with respect to nor has Syscon been given written notice or been formally charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority. Syscon has all material permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted.

            (b) Except as set forth in Schedule 3.6(b) to this Agreement, Syscon is not aware of any material cost allowability or material cost allocability issues between Syscon, the Defense Contract Audit Agency or the Defense Contract Management Agency.

            SECTION 3.7 COMPLIANCE WITH AGREEMENTS. Except as set forth in Schedule 3.7 to this Agreement, Syscon is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (I) its charter or By-Laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Syscon is a party or by which it is bound or to which any of its property is subject, which breaches, violations and defaults, in the case of clause (ii) of this Section 3.7, would have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in any of the Schedules to this Agreement, Syscon does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (I) accrued or reserved against in the October 31, 1994 Certified Financial Statements or reflected in the notes thereto, (ii) not required to be so accrued, reserved or reflected in accordance with generally accepted accounting principles applied on a consistent basis, and which in the aggregate will not have an Material Adverse Effect, or
(iii) incurred after October 31, 1994 in the ordinary course of business consistent in nature and amount with past practices and which would not individually or in the aggregate have a Material Adverse Effect.

            SECTION 3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may have resulted from matters set forth in any of the Schedules to this Agreement, (a) there has not been since October 31, 1994 any material adverse change in the business, operations, properties, backlog, results of operations or financial condition of Syscon and its subsidiaries taken as a whole (including, but not limited to, the loss of key customers and key personnel).

            SECTION 3.10  EMPLOYEE BENEFIT PLANS, ETC.   Except as set
forth in the Schedule 3.10 to this Agreement or in the October 31, 1994 Certified Financial Statements:

            (a) Syscon does not maintain or contribute to any employee benefit, retirement or severance plans, including employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employment contracts or other arrangements (other than Syscon's standard employment practices, termination benefits and insurance programs) for the provision of employee benefits . Syscon is not a party to any collective bargaining agreement. To the best of Harnischfeger's and Syscon's knowledge, there is no union organizing effort being made or threatened involving the employees of Syscon. The consummation of the Acquisition will not accelerate rights or vest or increase benefits under any Syscon plan or any employment or consulting contract to which Syscon is a party or by which it is bound. Syscon is not in violation of the applicable provisions of ERISA, the regulations and published authorities thereunder, or any other laws applicable with respect to such Syscon plans. Syscon has performed all of its obligations under all such Syscon plans. To the best knowledge of Harnischfeger and Syscon, there are no actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such Syscon plans, and, to the best knowledge of Harnischfeger and Syscon, no facts exist which could give rise to any such actions. With respect to the Syscon plans, with immaterial exceptions, there has been no act or omission by Syscon that has given rise to or may give rise to fines, penalties, taxes, or related charges under ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

            (b) Each Plan which is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code has been duly authorized by Syscon's Board of Directors. Each such Plan is qualified in form and operation under Section 401(a) of the Code and each trust under each such Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections. No event has occurred that will or could subject any such Plan to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such Plans.

            (c) No Syscon Plan is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) or a plan subject to Title IV of
ERISA.   Syscon has never contributed to or had an obligation to
contribute to any multi-employer plan.

            (d) All group health Plans of Syscon have been operated in compliance with the group health plan continuation coverage requirements of Section 162(k) and Section 4980B of the Code to the extent such requirements are applicable. None of Syscon's Plans provide any post-retirement medical, post-retirement life insurance or other post-retirement welfare benefits except as may be required by law.

            (e) Syscon employees at the Closing will not be participants or entitled to any benefits nor will Syscon have any continuing obligations under any Harnischfeger benefit plans.

            SECTION 3.11  EMPLOYEE AGREEMENTS.  Except as set forth in
Schedule 3.11 to this Agreement, Syscon has no agreements with its directors, officers or employees which cannot be terminated without penalty or payment of consideration within 30 days.

            SECTION 3.12  LITIGATION.  Except as set forth in Schedule
3.12 to this Agreement, there is no suit, action or proceeding pending and, to the best knowledge of Harnischfeger or Syscon, neither has in the two years preceding the execution hereof, received written notice from a prospective plaintiff's attorney to an executive officer of Harnischfeger, HIHC or Syscon, threatening litigation against Syscon or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (a) have a Material Adverse Effect, or (b) prevent the consummation of the Acquisition or any other transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or governmental authority or arbitrator outstanding against Syscon or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in clause
(a) or (b) above.

            SECTION 3.13  REAL PROPERTY.   Other than those properties
listed in Schedule 3.13 hereto, Syscon and its subsidiaries holds no ownership interest in any parcel of real property. Each of the material leases, subleases, licenses and other agreements with respect to real property to which Syscon is a party (the "Syscon Real Property Leases") is, to the best knowledge of Harnischfeger and Syscon, valid, binding, and in full force and effect. No uncured default on the part of Syscon
exists under any Syscon Real Property Lease.   To the best knowledge of
Harnischfeger and Syscon, Syscon has a good and marketable leasehold interest in each parcel of real property that is subject to a Syscon Real Property Lease and is free and clear of all mortgages, pledges, liens, encumbrances and security interests, except such as have not materially adversely affected the ability of Syscon to conduct its business as presently conducted at such location. Syscon has not pledged or made a collateral assignment of any Syscon Real Property Lease. The transfer of the Stock will not require any consent or approval under the terms of any Syscon Real Property Lease.

            SECTION 3.14  ENVIRONMENTAL MATTERS.    (a)  Except as set
forth in Schedule 3.14 to this Agreement, to the knowledge of Harnischfeger, (A) Syscon has not (I) generated, used, transported, treated, stored, released or disposed of, or (ii) suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Material (as defined in Section 3.14(b)) in violation of any Environmental Requirement (as defined in Section 3.14(c)); (B) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Material in connection with the conduct of the business of Syscon or the use of any property or facility of Syscon (the "Syscon Properties") or any nearby or adjacent properties or facilities which has created or might reasonably be expected to create any liability under any Environmental Requirement or which would require reporting to or notification of any governmental entity; (C) Syscon is in compliance with all Environmental Requirements (I) regarding Hazardous Materials on or under any of the Syscon Properties, or (ii) which are applicable to the conduct of its business; and (D) no notice has been received by Syscon nor to the best knowledge of Syscon has been threatened alleging that Syscon is in violation in any material respect of any Environmental Requirement.

            (b) For the purposes of this Agreement, a "Hazardous Material" is any material, chemical or substance that is defined or listed in, or otherwise classified pursuant to, any applicable Environmental Requirement as a hazardous substance, hazardous material, toxic substance or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity", including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

            (c) For the purposes of this Agreement, an "Environmental Requirement" is any law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license, authorization, direction or requirement of any government, department, commission, board, court, authority, agency, official or officer, foreseen or unforeseen, ordinary or extraordinary relating to (I) the generation, use, storage, transportation or disposal of any Hazardous Material or
(ii) the protection of the environment, including, without limitation, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act and the Toxic Substances Control Act, each as amended or supplemented and any analogous future or present local, state or federal statute and any regulations promulgated pursuant thereto.

            SECTION 3.15 TAXES. Except as set forth in Schedule 3.15 or covered by the reserves for taxes shown on the Closing Statement (a)
Syscon has filed, or Harnischfeger has filed on behalf of Syscon, with the appropriate governmental agencies all United States and foreign, federal, state and local income, franchise, excise, sales, use, real and personal property, and other tax returns and reports required to be filed by it; (b) all taxes owed by Syscon (whether or not shown on any tax return) have been paid; (c) the net operating losses of Syscon, if any, set forth on the most recently filed federal income tax return of Harnischfeger are in all material respects accurately reported as of the date of such return; (d) Syscon is not (I) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (ii) aware of any pending or threatened examination for any year by the Internal Revenue Service ("IRS") or any foreign or state tax agency; (iii) subject to any agreement extending the period for assessment or collection of any federal, foreign or state tax; or (iv) a party to any action or proceeding with, nor has any claim been asserted against it by any governmental authority for assessment or collection of taxes; (e) none of the tax returns of Syscon have been audited by the IRS or any foreign or state tax agency; (f) Syscon is not, to the knowledge of Harnischfeger, the subject of any threatened action or proceeding by any governmental authority for assessment or collection of taxes; (g)
Syscon has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party.

            The reserves for taxes in the October 31, 1994 Certified Financial Statements of Syscon are adequate to cover all of the tax liabilities of Syscon (including, without limitation, income, payroll, franchise, excise, sales, use, real and personal property, and any other applicable taxes) that may become payable in future years in respect to any transactions consummated prior to October 31, 1994. Syscon has not and, to Harnischfeger's knowledge, will not have any material liability for taxes of any nature for or in respect of the operation of its business or ownership of its assets from October 31, 1994, up to and including the Closing, except to the extent reflected on the October 31, 1994 Certified Financial Statements or otherwise reflected in the books and records of Syscon for the subsequent periods following the October 31, 1994 Certified Financial Statements through the Closing Date.

            Except as set forth in Schedule 3.15, Syscon has made no payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make payments that will not be deductible under Code Section 280G. Syscon has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Syscon has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

            Schedule 3.15 sets forth the following information with respect to Syscon as of the most recent practicable date: (A) the various tax basis of Syscon in its assets other than in the stock of its subsidiaries; (B) the amount of any net operating loss, net capital loss, unused investment or R&D credit, unused foreign tax credit, or excess charitable contribution allocable to Syscon; and (C) the amount of any deferred gain or loss allocable to Syscon arising out of any deferred intercompany transaction.

            Harnischfeger will make available, in a reasonable time after

Closing, all records including copies of Syscon's or Syscon's portion of the previous three years tax returns (including income, sales and use, real and personal property tax, etc.), related work papers, including working papers regarding intercompany eliminations relating to Syscon, and supporting documents (such as balance sheet and profit and loss support, computations of all Schedule M-1's, state tax adjustments, apportionment computations, AMT and ACE adjustments, all investment or R&D credit computations and all tax related fixed asset computations) and will make available upon request all records necessary to compute the stock basis computation of Syscon in each of its subsidiaries under Regulation 1.1502-32.

            Harnischfeger will include the income of Syscon (including any deferred income triggered into income by Reg. Section 1.1502-13 and Reg. Section 1.1502-14 and any excess loss accounts taken into income under Reg. Section 1.1502-19) on the Harnischfeger consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. In addition, Harnischfeger will pay to Syscon the amount of the tax benefit, if any, attributable to the inclusion of Syscon's net operating loss, net capital loss, investment credit, R&D credit, foreign tax credit, or excess charitable contribution tax attributes in the October 31, 1995 consolidated tax return of Harnischfeger pursuant to Section 3(a) of the amended Inter-Company Tax Allocation Agreement dated June 19, 1987. Likewise, Harnischfeger will include in income similar amounts required in its respective state filings. Syscon will furnish tax information to Harnischfeger for inclusion in Harnischfeger's federal consolidated income tax return for the period from October 31, 1994 through Closing Date in accordance with Harnischfeger's past custom and practice. Harnischfeger will allow Logicon an opportunity to review and comment upon such tax returns (including any amended returns) to the extent that they relate to Syscon and its subsidiaries. Harnischfeger will take no position on such returns that relate to Syscon and its subsidiaries that would adversely affect Syscon and its subsidiaries after the Closing Date. The income of Syscon and its subsidiaries for the period from October 31, 1994 to the Closing Date will be determined by closing the books of Syscon as of the end of the Closing Date.

            Net operating loss carryforwards, capital loss carryforwards, investment and R&D credit carryforwards, and contribution carryforwards allocable by Harnischfeger to Syscon under the Code Section 1.1502 Regulations and any related state law or regulations shall be available to Syscon after the Logicon acquisition. Harnischfeger will not elect to retain any net operating loss carryovers or capital loss carryovers of Syscon under Reg. Section 1.1502-20(g).

            There has been no "ownership change" (as defined in Code
Section 382(g)) of Syscon, or of Harnischfeger which would cause any limitation on the use of any net operating losses otherwise attributable to Syscon.

            SECTION 3.16 [Intentionally left blank]

            SECTION 3.17 FINANCIAL STATEMENTS. (a) Harnischfeger has delivered to Logicon the October 31, 1994 Certified Financial Statements of Syscon which include the Balance Sheet and the related consolidated Statements of Operations and Retained Earnings, and of Cash Flows for the year ended October 31,1994, together with the report thereon of Price Waterhouse, Independent Accountants. The October 31, 1994 Certified Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly the financial position of Syscon at such date, and the results of its operations and cash flows for such period.

            (b) Harnischfeger will on a timely basis provide to Logicon all regular monthly unaudited financial statements of Syscon from October
31, 1994 through Closing, prepared on a basis consistent with the October 31, 1994 Certified Financial Statements and a list of all transactions between Harnischfeger and Syscon from October 31, 1994 through the Closing Date.

            SECTION 3.18 ACCOUNTS RECEIVABLE. To the best of Harnischfeger's knowledge and belief, the aggregate gross receivables reflected in the October 31, 1994 Certified Financial Statements of Syscon represented bona fide claims against debtors for sales or other charges arising on or before that date and are not subject to discount except for normal cash discounts. The amount carried for doubtful accounts and allowances in such Certified Financial Statements is sufficient to provide for any losses which may be sustained on realization of such receivables.

            SECTION 3.19 INDEBTEDNESS WITH OFFICERS AND DIRECTORS. Syscon is not, and on the Closing Date will not be, indebted to any of those persons who are on the date hereof, Officers or Directors of Syscon or any of its subsidiaries, or to members of their immediate families, provided that this section shall not apply to current salaries or reimbursement for expenses incurred in the ordinary course of business. No such person is indebted to Syscon on the date of this Agreement or will be so indebted on the Closing Date.

            SECTION 3.20 SENSITIVE PAYMENTS. To the best knowledge of Harnischfeger, Syscon has not, from the date of its inception to the date hereof, had "sensitive" receipts or disbursements. To the best knowledge of Harnischfeger, Syscon has not, from the date of its inception to the date hereof, had any material unrecorded cash or noncash funds out of which any such payments might be made. As used in this paragraph, "sensitive" receipts and disbursements, whether or not illegal, include
(a) receipts from or payments to government officials or employees in their personal or official capacity; (b) commercial bribes or kickbacks;
(c) amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction, either directly or through a third party; (d) political contributions; (e) payments or commitments (whether cast in the form of commissions, payments or fees for goods or services rendered, or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient to governmental officials or employees, or as a commercial bribe, influence payment or kickback; (f) material payments or receipts improperly or inaccurately recorded on the books of Syscon or its subsidiaries; (g) the disbursement or receipt of funds outside the normal system of accountability; and (h) any payments or other actions in violation of the Foreign Corrupt Practices Act.

            SECTION 3.21 CONFLICTS OF INTEREST. Schedule 3.21 lists all of Syscon's current contracts with the United States Government which contain an organizational conflict of interest clause and all of Syscon's current material commercial contracts with conflict of interest clauses or covenants not to compete.


                                 ARTICLE IV

                CONDUCT OF BUSINESS PENDING THE ACQUISITION

            SECTION 4.1 CONDUCT OF BUSINESS BY SYSCON PRIOR TO THE CLOSING DATE. Harnischfeger and HIHC covenant and agree that, following October 31, 1994 (except as otherwise provided below) and prior to the Closing Date, unless Logicon shall otherwise agree in writing:

            (a) The business of Syscon shall be conducted only in, and Syscon shall not take any action except in, the ordinary course of business, and Syscon shall use all reasonable efforts to maintain and preserve its business organization, assets, and advantageous business relationships.

            (b) Syscon shall not directly or indirectly do any of the following: (I) amend its Certificate of Incorporation or By-Laws; (ii) other than a dividend which shall not exceed Forty-Three Million Five Hundred Sixty-Three Thousand Dollars ($43,563,000) as described in
Section 1.3(b) of this Agreement declare, set aside or pay any dividend or other distribution or payment (whether in cash, stock or property) in respect to shares of its capital stock owned by any person or entity;
(iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of capital stock of Syscon or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of capital stock of Syscon; (iv) redeem, purchase or otherwise acquire any outstanding shares of its capital stock or other securities; (v) split, combine or reclassify any shares of its capital stock; (vi) except as contemplated herein or by the fiduciary obligations of Syscon's Board of Directors, adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Syscon; (vii) subsequent to the execution of this Agreement, enter into any real estate lease agreement without the prior written consent of Logicon which shall not be unreasonably withheld; or (viii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted herein, or as may be required by law or under the terms of any contract, agreement, commitment or arrangement.

            (c) Except in the ordinary course of business or as set forth in Schedule 4.1(c), Syscon shall not directly or indirectly do any of the following: (I) sell, pledge, dispose of or encumber any material asset of Syscon; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or (except for cash transfers pursuant to Harnischfeger's consolidated cash management system) make any investment either by purchase of stock or securities, contributions of capital, property transfer, or purchase of any property or assets of any other individual or entity; (iii) except for obligations not exceeding $50,000 in the aggregate, incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (iv) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in Syscon's October 31, 1994 Certified Financial Statements or incurred in the ordinary course of business and consistent with past practices after the date thereof or as anticipated by this Agreement; (v) waive, release, grant or transfer any rights of value or modify or change in any material respect any right existing under any material license, lease, contract or other document; or (vi) authorize or propose any of the foregoing, or enter into or modify any material contract, agreement, commitment or arrangement to do any of the foregoing; or (vii) make any capital expenditures, including those made in the ordinary course of business, totaling an amount in excess of Five

Hundred Thousand Dollars ($500,000) since October 31, 1994 without the prior written consent of Logicon which shall not be unreasonably withheld.

            (d) Syscon shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Syscon, except (I) pursuant to the existing terms of the employment agreements identified in a Schedule
4.1(d) hereto (the "Employment Agreements"), or (ii) as is necessary to comply with the law; or (iii) severance or termination benefits consistent with written employment practices of Syscon identified on
Schedule 4.1(d);

            (e) Except as set forth in Schedule 4.1(e), Syscon shall not increase any salaries or bonus agreements with employees except for annual salary adjustments made in the normal course of business. Subsequent to the execution of this Agreement no such annual increase shall exceed four percent (4%) without the prior written approval of Logicon. In addition, Schedule 4.1(e), as a minimum, shall set forth the current individual weekly salaries and annual bonuses paid for Fiscal 1994 of all Syscon officers.

            (f) Syscon shall not adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, employment agreement or other similar plan, for the benefit of directors, officers or employees nor grant any rights or awards thereunder without Logicon's prior written approval except (I) as may be required under the terms of any such existing plan, agreement, trust, fund or arrangement, and (ii) as is necessary to comply with the law.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

            SECTION 5.1 REASONABLE EFFORTS AND GOOD FAITH. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill all conditions to and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all reasonable efforts (a) to obtain all necessary consents, approvals, authorizations and Clearances as are required to be obtained under any federal, state or foreign law or regulations, (b) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (d) to effect all necessary registrations and other filings, including, but not limited to, filings under the Hart-Scott-Rodino Act and submissions of information requested by governmental authorities. For purposes of this Agreement, the obligation of the Parties to use "reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional financial or other material obligations to such other Parties.

            SECTION 5.2 FEES AND EXPENSES. Subject to any contrary provision of this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Harnischfeger shall pay all fees and expenses incurred on behalf of Syscon in connection with the transactions contemplated herein.

            SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY. From the date hereof until the Closing Date, Harnischfeger and HIHC shall cause Syscon to, and Syscon shall cause its officers, directors, employees and agents to, afford to Logicon and to the officers, employees and agents of Logicon complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish Logicon all financial, operating and other data and information as Logicon may reasonably request. Logicon and such persons shall hold in confidence all such information and, if this Agreement is terminated prior to the Closing Date, shall return to Syscon all such confidential information. Logicon and such persons shall use the confidential information only in furtherance of the purposes of this Agreement, and in compliance with the confidentiality agreement between Harnischfeger and Syscon dated December 19, 1994 (the "Confidentiality Agreement"). Harnischfeger and HIHC shall cause Syscon to cooperate with Logicon to provide reasonable access to Syscon's customers for appropriate purposes and under circumstances to be arranged by Syscon..

            SECTION 5.4 PUBLIC ANNOUNCEMENTS. The Parties will consult with each other before issuing (and will provide each other the opportunity to review, comment upon and concur with) any press release or public statements with respect to this Agreement or the transactions contemplated by this Agreement, including, without limitation, the Acquisition, and shall not issue any such press release or make any such public statement prior to such consultation, except (after a good faith attempt to consult with the other) as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

            SECTION 5.5 TAXES. (a)(I) Syscon shall not elect to carryback for income tax return purposes to any taxable period beginning on or before the Closing Date any income tax attribute, including without limitation, any net operating or other loss or credit arising in any
taxable period beginning after the Closing Date.   To the extent that any
such carryback is made, Harnischfeger shall be entitled to retain for itself any refund or tax benefit obtained from such carryback. With respect to any such carryback which must be carried back to Harnischfeger and its subsidiaries under applicable law, Harnischfeger agrees to file such claims for refund and other returns as may be required to claim the income tax refund attributable to such carryback items and to pay Syscon the cash amount of such refunds plus the amount of any interest paid by the Internal Revenue Service or other taxing authority resulting from the utilization of such attributes.

            (ii) In the event that any income tax attribute for which Harnischfeger has made a payment to Syscon pursuant to this Section 5.5 is subsequently reduced or disallowed, Syscon shall reimburse Harnischfeger immediately upon demand therefor and shall indemnify and hold Harnischfeger harmless from any tax liability arising from or incurred by reason of such reduction or disallowance.

            (b) Syscon shall agree to any election or consent reasonably requested by Harnischfeger in connection with the returns to be filed by Harnischfeger which include Syscon.

            (c) The amount of the R&D tax credit carryover allowable to Syscon for R&D tax credits generated and unused as of the Closing Date for periods ending on or prior to the Closing Date under Code Section 41 shall be determined by (I) the ratio equal to Syscon's qualified research expenses for each such period divided by the total qualified research expenses of Harnischfeger and its subsidiaries for each such period; times (ii) the total credits generated and unused (as of the Closing
Date) by Harnischfeger and its subsidiaries for such period.

            (d) Harnischfeger and Syscon shall cooperate with each other, as each may reasonably request, in any governmental inquiry, examination or proceeding that could result in a determination with respect to income taxes due or payable by Harnischfeger or Syscon pursuant to this Agreement including, without limitation, executing powers of attorney, consents, waivers of statutes of limitations, closing agreements or any other documents which each shall reasonably request. Each party shall bear all expenses related to income taxes payable by such party.

            (e) Upon the filing of the federal consolidated income tax returns for Harnischfeger and its subsidiaries for the periods ended October 31, 1994 and October 31, 1995, the federal income tax expense of Syscon computed for such periods using information at the date of the Closing Statement (as if Syscon had filed a separate federal consolidated income tax return for such periods) shall be recomputed in the same manner by Harnischfeger based upon the information then available. Such recomputed amount shall be provided to Syscon not later than July 20, 1995 or July 20, 1996 with respect to the federal consolidated income tax return for the periods ended October 31, 1994 and October 31, 1995, respectively. If the recomputed amount determined pursuant to this
Section 5.5(e) exceeds the amount so determined using information at the date of the Closing Statement, then Syscon shall pay the difference to Harnischfeger not later than forty-five (45) days after being presented with an invoice for such amount, accompanied by detailed workpapers supporting such invoice; provided that payment shall be required under this Section 5.5(e) only if the income tax reserves identified in the October 31, 1994 Certified Financial Statements and carried forward to the Closing Statement, were adequate to cover such payment. If the recomputed amount determined pursuant to this Section 5.5(e) is less than the amount so determined using information at the date of the Closing Statement, then Harnischfeger shall pay the difference to Syscon not later than July 31, 1995 or July 31, 1996 with respect to the periods ended October 31, 1994 and October 31, 1995, respectively, and such payment shall be considered to increase the income tax reserves existing on the Closing Statement.

            (f) (I) In the event a final determination of tax causes an increase in Harnischfeger's federal income tax liability (such increase to be computed as if Syscon had filed a separate federal consolidated income tax return for such period) as a result of an adjustment to any item of income, gain, loss, deduction, credit, recapture of credit or any other item related to Syscon (a "Syscon Tax Item"), Syscon shall pay Harnischfeger the amount of such increase attributable to the Syscon Tax Item and any related interest (as computed by the Internal Revenue Service) in immediately available funds within thirty (30) days after notice of such increase is provided to Syscon pursuant to Section 5.5(f)
(iii) of this Agreement; provided that payment shall be required under this Section 5.5(f)(I) only if the income tax reserves reflected on the Closing Statement were adequate to cover such payment.

                 (ii) In the event a final determination of tax causes a decrease in Harnischfeger's federal income tax liability (such decrease to be computed as if Syscon had filed a separate federal consolidated income tax return for such period) as a result of a Syscon Tax Item,

Harnischfeger shall pay Syscon the amount of such decrease attributable to the Syscon Tax Item and any related interest (as computed by the Internal Revenue Service) in immediately available funds within thirty
(30) days after notice of such decrease is provided to Syscon pursuant to
Section 5.5(f)(iii) of this Agreement and such payment shall be considered to increase the income tax reserves existing on the Closing Statement.

                 (iii) Harnischfeger shall give Syscon notice of an increase or decrease described in this Section 5.5(f) within ten (10) business days of the final determination of tax that resulted in such increase or decrease.

            (g) All state tax returns of Syscon for the period ended October 31, 1994 and for the period including the Closing Date shall be prepared and filed by Syscon. Harnischfeger will make available copies of Syscon's portion of Harnischfeger's federal consolidated income tax returns for such periods at least thirty (30) days prior to the due dates for filing such state tax returns.

            (h) If a taxing authority determines that Syscon is entitled to an unused alternative minimum tax credit carryover as of the Closing Date, Syscon will remit the amount of such carryover to Harnischfeger within 30 days after Harnischfeger notifies and provides adequate proof to Syscon of such determination.

            (I) Harnischfeger will take appropriate action to terminate the tax sharing agreement dated June 19, 1987 between Harnischfeger and Syscon effective on the Closing Date.

            SECTION 5.6 CLEARANCES. Each of the Parties will use all reasonable efforts (a) to determine whether any contract novation or similar agreement or any security or facility clearance will be required by the Department of Defense or other United States governmental agency in connection with the consummation of the Acquisition (collectively, "Clearances") and (b) to obtain or fulfill all conditions necessary to obtaining all Clearances prior to or effective as of the Closing Date.

            SECTION 5.7 TAIWAN CONTRACT. Syscon shall not, as of the signing of this Agreement and will not prior to the Closing Date, enter into any contractual relationship with the Republic of China without the prior written approval of Logicon; provided, that Logicon will not assert any claim or condition based on or arising out of Syscon's failure to enter into any such relationship and following the Closing will hold HIHC and Harnischfeger harmless with respect thereto.

            SECTION 5.8 CORPORATE NAMES. Effective as of the Closing Date Harnischfeger and HIHC shall convey all of their title, right, use and ownership of the name Syscon to Logicon. As soon as practicable after the Closing, Harnischfeger and HIHC shall dispose of any and all materials bearing the Syscon name. Syscon shall not use the name "Harnischfeger" after the Closing Date.

            SECTION 5.9 SCHEDULES. The Parties acknowledge and agree that the Schedules described in this Agreement have not been delivered to Logicon as of the date of this Agreement. Harnischfeger agrees to deliver such Schedules to Logicon as soon as practicable and, in any event, not later than the seventh business day after the date hereof. During the period commencing on the date when all of such Schedules have been delivered and ending on the fifth business day thereafter, Logicon shall be permitted to terminate this Agreement unilaterally if (a) any such Schedule discloses a fact not previously known to Logicon and such fact modifies a representation or warranty in Article III in a manner that has or could reasonably be expected to have a Material Adverse Effect, or (b) the confidential documents relating to Syscon's AFCAC matter that were provided to Logicon's counsel prior to the date hereof but which Logicon's counsel has not yet reviewed, disclosed a fact not previously known to Logicon that has or could reasonably be expected to have a Material Adverse Effect.

            SECTION 5.10 COSTS OF ABANDONED SPIN-OFF. All costs and expenses incurred by or charged to Syscon relating to the proposed dividend of Syscon stock to Harnischfeger shareholders shall be reimbursed by Harnischfeger to Syscon prior to or at the Closing or as soon as thereafter practicable.

            SECTION 5.11 CERTAIN EMPLOYMENT TERMINATION COSTS. All costs and expenses incurred by or charged to Syscon relating to the termination of the employment and delivery of the certificates required under Section 1.5(ii) shall be reimbursed by Harnischfeger to Syscon prior to or at the Closing and Harnischfeger shall hold Logicon harmless for any such costs resulting from such terminations..

            SECTION 5.12 AMOUNTS DUE FROM JORDAN & HOWARD TECHNOLOGIES ("JHT"). Harnischfeger guarantees that all amounts due from JHT and Messrs. Jordan and Howard to Syscon will be paid in full. Harnischfeger shall indemnify Syscon against any loss, cost, damage or expense which Syscon may suffer as a consequence of the failure to pay any amount when due. Such costs and expenses shall include any reasonable costs incurred in the collection of amounts owed including but not limited to reasonable attorneys' fees. Schedule 5.12 shall set forth a copy of all Syscon and Harnischfeger agreements between JHT and Messrs. Jordan and Howard.



                                 ARTICLE VI

                       CONDITIONS TO THE ACQUISITION

            SECTION 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE ACQUISITION. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

            (a) The waiting period (and any extensions thereof) applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Act shall have expired or been terminated;

            (b) There shall not be in effect any preliminary or permanent injunction or other order or decree of any federal or state court or administrative agency which prevents the consummation of the Acquisition (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

            (c) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Acquisition.

            (d) All governmental consents and approvals legally required for the consummation of the Acquisition and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date.
The Parties shall have obtained or fulfilled all conditions necessary to obtaining all Clearances.

            (e) All consents and approvals (other than those referred to in (d) above) necessary for consummation of the Acquisition shall have been obtained, other than those which, if not obtained, would not, in the aggregate, have a Material Adverse Effect.

            SECTION 6.2 CONDITIONS TO OBLIGATION OF HARNISCHFEGER AND HIHC TO EFFECT THE ACQUISITION. The obligation of Harnischfeger and HIHC to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) Logicon shall have performed in all material respects its agreements required to be performed on or prior to the Closing Date and the representations and warranties of Logicon contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement, and Harnischfeger shall have received a certificate of the President and Chief Executive Officer and Vice President-Chief Financial Officer of Logicon to that effect;

            (b) Harnischfeger shall have received an opinion of the General Counsel of Logicon, in substantially the form of Exhibit B.

            (c) Logicon shall have entered into a non-compete agreement with Harnischfeger Engineers, Inc. substantially in the form of the Noncompetition Agreement dated October 28, 1993 among HEI Acquisition, Inc., Harnischfeger Industries, Inc. and Harnischfeger Engineers, Inc., and coterminous thereto a copy of which has been provided to Logicon and will be set forth as Schedule 6.2(c).

            SECTION 6.3 CONDITIONS TO OBLIGATIONS OF LOGICON TO EFFECT THE ACQUISITION. The obligations of Logicon to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) Each of Harnischfeger and HIHC shall have performed, in all material respects, its respective agreements required to be performed on or prior to the Closing Date and shall have caused Syscon to comply with, in all material respects, its obligations contained in this Agreement, and the representations and warranties of Harnischfeger and HIHC contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement, and Logicon shall have received a Certificate of Harnischfeger and HIHC executed by its President and Chief Executive Officer and its Chief Financial Officer in the case of Harnischfeger, and by its President, in the case of HIHC to that effect.

            (b) Since October 31, 1994, there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a Material Adverse Effect.

            (c) Logicon shall have received an opinion of the Counsel of Harnischfeger, in substantially the form of Exhibit A.

                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

            SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the Board of Directors of Logicon, Harnischfeger and HIHC:

            (a)  by mutual consent of the Parties, or

            (b) unilaterally by either Logicon, on the one hand, or Harnischfeger and HIHC, on the other hand, if the Acquisition shall not have been consummated on or before June 30, 1995 (the "Termination Date"), unless the failure to consummate the Acquisition is the result of a material breach of this Agreement by the party seeking to terminate this Agreement (or by one of its subsidiaries); or

            (c) unilaterally by either Logicon, on the one hand, or Harnischfeger and HIHC, on the other hand, (I) if the other fails in any material respect to perform any covenant in this Agreement, and does not cure the failure in all material respects within 20 business days after receipt of written notice of the alleged failure, or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date.

            (d)  unilaterally by Logicon as and to the extent provided in
Section 5.9.

            (e) unilaterally by Logicon if, after the date hereof, there is a development in Syscon's AFCAC matter which has or could reasonably be expected to have a Material Adverse Effect.

            SECTION 7.2  EFFECT OF TERMINATION.  In the event of
termination of this Agreement, as provided in Section 7.1, there shall be no further obligation on the part of any party or their respective officers or directors (except as set forth in this Section 7.2 and in Sections 3.5, 5.2, 5.3, 7.5 and 9.7 which shall survive the termination). Nothing in this Section 7.2 shall relieve any party from liability for any material breach of this Agreement.

            SECTION 7.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto and in compliance with applicable law.

            SECTION 7.4 WAIVER. At any time prior to the Closing Date, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            SECTION 7.5 EXPENSE REIMBURSEMENT IN THE EVENT OF A DEFAULT. In the event that either party terminates this Agreement pursuant to
Section 7.1(c), in addition to any other remedy available to such party, the other party shall reimburse the terminating party for its reasonable fees, costs and expenses incurred in connection with this Agreement.

However, in no event shall Logicon be responsible for any of the costs or expenses related directly or indirectly to the proposed spin-off of Syscon.


                                ARTICLE VIII

                             DISPUTE RESOLUTION

            SECTION 8.1 SENIOR OFFICERS. Any claim or dispute between Harnischfeger or HIHC and Logicon arising out of or in connection with this Agreement or any alleged breach hereof (a "Claim") shall be submitted for resolution to a senior officer of both Harnischfeger and Logicon, as designated by their respective chief executive officers, who shall meet within 15 days of such submission to seek in good faith an amicable settlement.

            SECTION 8.2  BINDING ARBITRATION.

            (a) Governing Principles. Any Claim not settled by the Parties within 60 days after written notice of the claim is first given by either Party to the other shall be finally settled by arbitration under the Commercial Arbitration Rules (the "Rules") and the Guidelines for Expediting Larger, Complex Commercial Arbitrations of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over it. No claim or claims based on breach or failure of any of the representations or warranties in Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.17, 3.19, 3.20, or 3.21 of this
Agreement shall be asserted by Logicon unless the aggregate amount of such claim or claims together with the aggregate amount of any other claim or claims asserted by Logicon exceeds One Hundred Thousand Dollars ($100,000).

            (b) Selection and Qualification of the Arbitrator. If the Claim does not exceed One Million Dollars ($1,000,000), there shall be one arbitrator. If the Claim exceeds One Million Dollars ($1,000,000), there shall be three arbitrators (all arbitrators are hereafter collectively referred to as the "Arbitrator"). In the event the panel consists of one Arbitrator, the Parties shall endeavor to agree on the selection of such Arbitrator, but if no agreement has been reached within 15 days after expiration of the 60-day period referred to in the foregoing clause (a), the Arbitrator shall be selected by the American Arbitration Association. In the event the panel consists of three Arbitrators, one Arbitrator shall be selected and appointed by each party (treating Harnischfeger and HIHC as a single party for this purpose) and a third Arbitrator shall be appointed by the two Arbitrators so selected by the Parties or, if no agreement has been reached by them within 15 days after expiration of such 60-day period, by the American Arbitration Association. The Arbitrator shall conduct himself or themselves as a neutral, and be subject to disqualification pursuant to Section 19 of the rules. The Arbitrator shall be compensated at his or their normal hourly or per diem rates for all time spent in connection with the arbitration proceeding, and pending final award, appropriate compensation and expenses shall be advanced equally by Logicon, on the one hand, and Harnischfeger and HIHC, on the other hand.

            (c) Preliminary Hearing. Within 15 days after the Arbitrator has been appointed, a preliminary hearing among the Arbitrator and counsel for the Parties shall be held for the purpose of evolving a written plan for the management of the arbitration, that shall promote the efficient, expeditious and cost-effective conduct of the proceeding.

            (d) Powers of the Arbitrator and Arbitration Procedures. The Arbitrator shall permit and facilitate such discovery as it determines is appropriate, including prehearing depositions, particularly of witnesses who will not appear, and orders to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed in discovery. Papers, documents and written communications shall be delivered by the Parties directly to each other, the Arbitrator, and the AAA tribunal administrator. The
Arbitrator shall actively manage the proceeding to make it fair, expeditious, economical and less burdensome and adversarial than litigation. The Arbitrator may limit the issues, limit the time for each Party to present its case, exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible, and order that the direct testimony of witnesses be furnished by written sworn statement. All documents that a Party proposes to offer in evidence, except for those objected to by an opposing party, shall be self-authenticated. Any Claim submitted to arbitration shall be resolved in accordance with title 9 of the U.S. Code (U.S. Arbitration Act) which shall govern the interpretation, enforcement and proceedings pursuant to this arbitration provision.

            (e) Rendering of Award. The award rendered by the Arbitrator shall itemize the awards, shall allocate the fees and expenses of the Arbitrator, the AAA and the arbitration proceedings as the Arbitrator deems appropriate, shall not include punitive damages but may include all or a part of a Party's reasonable attorneys' fees. Before rendering the final award, the Arbitrator shall submit to the Parties an unsigned draft of the proposed award, and each Party may deliver, within 15 days after receipt of such draft, a written statement of alleged errors of fact, computation, law or otherwise. The Arbitrator may disregard any Party's statement to the extent that it is in substance an application for reargument. Within 20 days after receipt of such Party statements, the Arbitrator shall render the final award.

            SECTION 8.3  EXCLUSIVE REMEDY.  The provisions of this
Article VIII shall constitute the exclusive remedy with respect to any Claim.


                                 ARTICLE IX

                             GENERAL PROVISIONS

            SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall survive the Closing, but no claim based thereon may be asserted more than two years after the Closing Date except for the representations and warranties contained in Section 3.15, which shall survive for the appropriate tax statute of limitations and any extensions granted thereunder, unless written notice of such claim shall have been given within two years of the Closing Date.

            SECTION 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile (receipt of which is confirmed) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  If to Logicon:           E. Benjamin Mitchell, Jr., Esq.
                                          Vice President-General Counsel
                                          Logicon, Inc.

                                          3701 Skypark Drive, #200
                                          Torrance, CA  90505
                                          Phone (310) 373-0220
                                          FAX (310) 373-0844

                 with a copy to:          Barton Beek, Esq.
                                          c/o O'Melveny & Myers
                                          610 Newport Center Drive
                                          Newport Beach, CA  92660
                                          Phone (714) 669-6902
                                          FAX (714) 669-6993

            (b)  If to Harnischfeger:     Francis M. Corby, Jr.
                                          Executive Vice President-Finance
                                          and  Administration, and
                                          Chief Financial Officer
                                          Harnischfeger Industries, Inc.
                                          13400 Bishops Lane
                                          P.O. Box 554
                                          Brookfield, WI  53005
                                          Phone (414) 797-6518
                                          FAX (414) 797-6717
                 with a copy to:          K. Thor Lundgren, Esq.
                                          Executive Vice President,
                                          Law and  Government Affairs
                                          Harnischfeger Industries, Inc.
                                          13400 Bishops Lane
                                          P.O. Box 554
                                          Brookfield, WI  53005
                                          Phone (414) 797-6860
                                          FAX (414) 797-6717

            (c)  If to HIHC:              John P. Garniewski, Jr.
                                          President
                                          HIHC, Inc.
                                          300 Delaware Ave., Suite 512
                                          Wilmington, DE  19801
                                          Phone (302) 427-5847


                 with a copy to:          K. Thor Lundgren, Esq.
                                          Executive Vice President,
                                          Law and Government Affairs
                                          Harnischfeger Industries, Inc.
                                          13400 Bishops Lane
                                          P.O. Box 554
                                          Brookfield, WI  53005
                                          Phone (414) 797-6860
                                          FAX (414) 797-6717

            SECTION 9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (which shall survive the execution, termination or consummation of this Agreement) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned by operation of law or otherwise;

and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).
            SECTION 9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            SECTION 9.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            SECTION 9.7 NON-HIRING. Prior to the earlier of the Closing Date or the termination of this Agreement, and for a period of one year after any such termination, no Party to this Agreement nor any of its subsidiaries will knowingly seek to cause anyone who is an employee of another party to this Agreement or any of its subsidiaries to terminate such employment.

            SECTION 9.8 SCHEDULES. Any matter set forth on a Schedule to this Agreement shall be deemed to be set forth on each of the other Schedules hereto as well.

            IN WITNESS WHEREOF, Logicon, Harnischfeger and HIHC have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


WITNESS                              LOGICON, INC.

      E. BENJAMIN MITCHELL, JR.            RALPH L. WEBSTER
      E. Benjamin Mitchell, Jr.            Ralph L. Webster
      Vice President-General Counsel       Vice President and Chief
                                           Financial Officer



WITNESS                              HARNISCHFEGER INDUSTRIES, INC.

     JOHN A. SPIES                        IAN LAMBERT
     John A. Spies                        Ian Lambert
     Assistant Treasurer                  Vice President and Treasurer



WITNESS                              HIHC, INC.
     MARY E. GUILLORY                     JOHN P. GARNIEWSKI, JR.
     Mary E. Guillory                     John P. Garniewski, Jr.
     Assistant to President               President

Exhibit 23.  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Forms S-8 (Nos. 2-82905, 2-82906, 2-82907, 3-45813 and 33-45815) of Logicon, Inc. of our report dated December 8, 1994, except as to Note 8, which is as of February 24, 1995, relating to the consolidated financial statements of Syscon Corporation, which appears in the Current Report on Form 8-K of Logicon, Inc. dated March 2, 1995. We also consent to the incorporation by refer-ence of our report on the Financial Statement Schedules, which appears in such Current Report on Form 8-K.




PRICE WATERHOUSE, LLP


Washington, D.C.
March 2, 1995